Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Names James A. Sullivan President and Chief Operating Officer

PITTSBURGH, January 2, 2024 – Koppers Holdings Inc. (NYSE: KOP) today announced the election of James A. Sullivan as President and Chief Operating Officer, effective January 1, 2024. Mr. Sullivan has been Executive Vice President and Chief Operating Officer since January 2020. Leroy M. Ball will continue to serve as Chief Executive Officer of Koppers.

As President, Mr. Sullivan will have a bigger role in the development of Koppers 2030 strategy, which is expected to build upon the company’s 2025 Expand and Optimize strategy that has consistently produced improved safety performance, steady progress in sustainability, and record financial results. Mr. Ball will continue to apply his leadership to drive shareholder value, which includes setting the company’s corporate strategy, advancing its people-first culture, and building key stakeholder relationships.

With over 20 years of direct industry experience, Mr. Sullivan joined Koppers in June 2013 as Vice President of Business Development before advancing into various roles of increasing responsibility, culminating in his appointment to Executive Vice President and Chief Operating Officer in January 2020.

Commenting on the change, Mr. Ball said, “Jim has contributed so much to the evolution of Koppers since he joined the company over 10 years ago. From spearheading the restructuring and resurgence of the Carbon Materials and Chemicals business, to breaking down business unit silos by uniting operational leadership, and advancing our 2025 Expand and Optimize strategic plan, he has driven a culture of performance. I am very happy to recognize Jim’s accomplishments in this way while also keeping him engaged in the next phase of Koppers evolution.”

Mr. Sullivan added, “It is my honor to accept this new responsibility as President of Koppers. I am proud of our team around the world, who has demonstrated the power of working together to drive results, improve safety, lead in sustainability, and promote our values of People, Planet, and Performance. I look forward to continuing to grow our business under Leroy’s leadership.”

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About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds. Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.